Exhibit 10.19

LEASE EXTENSION AND MODIFICATION AGREEMENT

    This Lease Extension and Modification Agreement is made and entered into as of the 19th day of April, 2011, between KINGFISHER, LLC, a New York limited liability company having its principal place of business at P.O. Box 370, 1133 Route 295, East Chatham, New York 12060 (“Landlord”) and MTI MICROFUEL CELLS, INC., a New York corporation having its principal place of business at 431 New Karner Road, Albany, New York 12205 (“Tenant”), as Assignee of MECHANICAL TECHNOLOGY, INCORPORATED (“Original Tenant”).

PRELIMINARY STATEMENT

    The Landlord and Original Tenant entered into a Lease Agreement (“Lease”) dated April 2, 2001, as amended by the following amendments thereto: First Amendment to Lease dated March 13, 2005, Second Amendment to Lease dated December 12, 2005, Third Amendment to Lease dated August 7, 2006, Fourth Amendment to Lease dated August 6, 2007, Fifth Amendment to Lease dated March 31, 2009, Sixth Amendment to Lease executed by Landlord, Original Tenant and Tenant dated January 1, 2010, and Seventh Amendment to Lease between Landlord and Tenant dated July 28, 2010, for that certain premises at 431 New Karner Road, Albany, New York, consisting of 20,000 Net Usable Square Feet.

    Landlord and Tenant desire to extend the current Lease for an additional two (2) years as hereinafter set forth and otherwise modify the terms and provisions of the Lease as hereinafter set forth.

    NOW, THEREFORE, the Landlord and Tenant agree to the following:

    1. The current Lease term which expires February 28, 2011 shall be extended to commence on March 1, 2011 and to terminate on May 31, 2013, subject to the provisions of paragraph 5 below.

    2. Tenant will pay Base Rent for the period beginning January 1, 2011 thru May 31, 2011 (the 1st two months of which are encompassed in the previous Lease extension evidenced by the Seventh Amendment to Lease). The Base Rent based on the current Net Usable Square Footage at $10.50 per square foot is $17,500 per month plus Tenant’s proportionate share of taxes, insurance and other building operating expenses as set forth in the original Lease making in all currently the sum of $23,451.57 per month including Base Rent and Additional Rent. The Base Rent and the Additional Rent will be payable by Tenant at the rate of $5,000 per month beginning January 1, 2011 through and including May 31, 2011. The balance of the Base Rent and Additional Rent shall be deferred until June 1, 2011.

    3. On June 1, 2011, the unpaid portion of the rent, i.e. Base Rent plus Additional Rent of $23,451.57 per month less the $5,000 per month paid January through May of 2011, shall be due and payable in full without interest.

    4. Beginning June 1, 2011 and continuing monthly through the extended term of the Lease, i.e. May 31, 2013, Tenant will pay Landlord Base Rent of $17,500 per month plus all additional rent items currently set forth in the original Lease Agreement.

    5. Notwithstanding the provisions of paragraphs 1 through 4 above, Tenant shall have a single option to terminate this Lease exercisable during the month of June, 2011, only in the event Tenant does not receive either a Department of Energy grant of $1,000,000 or greater for which Tenant has already applied, or a Department of Defense Contract of $1,000,000 or greater as to which Tenant has submitted a bid. Tenant agrees to use its best efforts in order to obtain either or both of the Department of Energy grant and the Department of Defense contract. In the event Tenant terminates this Lease as provided herein during the month of June 2011, then in such event Tenant’s sole rental obligation to Landlord for Base Rent and Additional Rent during the period from January 1, 2011 through May 31, 2011, shall be the sum of $5,000 per month for each and every month of such period. Other than the rental obligation, Tenant shall continue to abide by and be obligated to perform all of the other terms and provisions of the Lease.

    In the event Tenant is awarded either the Department of Energy grant already applied for or the Department of Defense contract already bid upon, then in such event Tenant shall pay Landlord not only the $5,000 per month payments between January 1, 2011 and May 31, 2011 but also the additional monthly rental balance set forth in paragraph 2 above on June 1, 2011, and the remaining Base Rent and Additional Rent provided for in paragraph 4 above commencing on June 1, 2011, through the extended term of the Lease, and otherwise perform all other terms and provisions of the Lease.

    6. Except as modified hereby, all of the terms and provisions of the Lease Agreement and all prior Amendments are hereby ratified and confirmed by the parties in all respects.

    IN WITNESS WHEREOF, Landlord and Tenant have signed this Lease Extension and Modification Agreement as of the day and year first above written.

	LANDLORD	TENANT

	KINGFISHER, LLC	MTI MICROFUEL CELLS, INC.

By:		By:
	Edward L. Hoe, Jr., Member Manager	Peng K. Lim, Chief Executive Officer